EXHIBIT 99

For Immediate Release	For Further Information Contact:
Monday, December 16, 2002	Robert E. Phaneuf
Vice President Corporate Development
(918) 592-0101

VINTAGE PETROLEUM ANNOUNCES THE SALE OF ITS
INTEREST IN ECUADOR AND ACHIEVEMENT
OF DEBT REDUCTION TARGET

Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that it has signed an agreement to sell its interests in Ecuador to a major independent oil and gas company for $US 141.7 million. In the agreement, Vintage commits to sell for cash all of the stock of its indirect wholly-owned subsidiary, Vintage Oil Ecuador, S.A. (“VOE”). The transaction is scheduled to close January 31, 2003, subject to normal conditions precedent to closing. VOE holds all of Vintage’s properties in Ecuador and had working capital of approximately $25.7 million at June 30, 2002. At year-end 2001, Vintage disclosed estimated proved reserves in Ecuador of 50.4 million barrels of oil.

Upon closing, the after-tax proceeds from the sale of its Ecuador interests, coupled with proceeds received from non-core property sales earlier in the year and the application of cash flow in excess of capital expenditures, should allow Vintage to achieve its previously announced goal to reduce debt by $200 million. At year-end 2001, Vintage had long-term debt of $1,011 million and estimates its year-end 2002 debt would be reduced to $811 million or less, proforma for the application of the proceeds from the Ecuador sale scheduled to be received in January 2003.

“We are pleased to announce that the sale of our holdings in Ecuador should allow us to fulfill our 2002 commitment to reduce debt by $200 million,” said S. Craig George, CEO. “Our exploration and exploitation success in Ecuador created significant

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production potential, and the sale provides a means for early harvest of the enhanced value. We will have taken an important step in repositioning for future growth upon concluding this transaction,” added Mr. George. Vintage plans to continue to review its portfolio for potential disposition of additional non-strategic interests to aid in further lowering its leverage over time.

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address, future reserves potential, capital budget, financial targets, expected gains on property sales, debt levels, and other future events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include the failure to obtain necessary consents associated with the property sales, oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI. For additional information, visit the company website at www.vintagepetroleum.com.